VALCOR, INC.

                         PRESS RELEASE


FOR IMMEDIATE RELEASE:                        CONTACT:

VALCOR, INC.                                  STEVEN L. WATSON
THREE LINCOLN CENTRE                          VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                  VALCOR, INC.
DALLAS, TEXAS   75240-2697                    (972) 233-1700
(972) 233-1700
                                              JEANNE M. CARR
                                              SENIOR VICE
                                              PRESIDENT
                                              MACKENZIE
                                              PARTNERS, INC.
                                              (212) 929-5500

              VALCOR ANNOUNCES COMPLETION OF CONSENT SOLICITATION

     Dallas, Texas . . . September 10, 1997 . . . Valcor, Inc., a wholly owned subsidiary of Valhi, Inc. (NYSE:VHI), announced today the successful completion of its consent solicitation to amend certain provisions of the indenture that governs Valcor's 9 5/8% Senior Notes due 2003.

     Based on reports provided by the depositary, Valcor has received consents from holders representing more than a majority in principal amount of the outstanding notes. Accordingly, noteholders approved the proposed amendments as set forth in the Consent Solicitation Statement and Offer to Purchase dated August 6, 1997, as supplemented September 4, 1997. The amendments to the indenture will become effective as of the expiration of Valcor's offer to purchase the notes, which offer Valcor made concurrently with the consent solicitation. Noteholders who delivered and did not revoke a consent on or prior to 5:00 p.m. Dallas, Texas time on September 9, 1997 will receive the consent fee of $10 per $1,000 principal amount of the notes for which the holder delivered the consent. Valcor will pay the consent fee promptly after the expiration of the offer to purchase.

     The offer to purchase expires at 5:00 p.m. Dallas, Texas time on September 18, 1997. Noteholders may continue to tender notes in the offer to purchase prior to the expiration of the offer and receive $1,057.50 per $1,000 principal amount of the tendered notes plus accrued and unpaid interest to, but not including, the date of purchase. Noteholders who tender after September 9, 1997, however, will not receive the consent fee.

     The information agent for the offer to purchase is MacKenzie Partners, Inc.
 The information agent's address is 156 Fifth Avenue, New York, New York   10010
and telephone numbers are (800) 322-2885 (toll free) or (212) 929-5500 (collect call). Requests for copies of the Consent Solicitation Statement and Offer to Purchase, as supplemented September 4, 1997, should be directed to the information agent.

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